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                   Consent of Independent Public Accountants

We consent to the incorporation by reference in the registration statements on Form S-8 with respect to (A) the registration of shares issued (i) upon exercise of options granted pursuant to the 1996 Stock Option Plan of Hollywood Park, Inc., and (ii) upon exercise of options to purchase an aggregate of 20,000 shares of Common Stock granted to certain directors of Hollywood Park, Inc.; (B) the registration of shares issued upon exercise of options granted pursuant to the 1990 Stock Option Plan and the 1992 Director Option Plan of Boomtown, Inc.;
(C) the registration of shares issued (i) upon exercise of options granted pursuant to the 1992 Incentive Stock Option Plan of Casino Magic Corp. and (ii) upon exercise of options granted to certain employees and directors of Casino Magic Corp.; and (D) the registration of (i) options and stock appreciation rights granted under the 1993 Stock Option Plan of Hollywood Park, Inc. and (ii) shares issued upon exercise of such options and/or stock appreciation rights, of our reports dated February 23, 1999 on the financial statements of Hollywood Park, Inc. and Casino Magic Corp., which reports appear in the Annual Report on From 10-K of Hollywood Park, Inc., for the fiscal year ended December 31, 1998.

We further consent to the incorporation by reference in the registration statement on Form S-4 (Registration No. 333-73235) of Hollywood Park, Inc. with respect to the registration of $350,000,000 aggregate principal amount of 9.25% Series B Senior Subordinated Notes due 2007 of our reports dated February 23, 1999 on the financial statements of Hollywood Park, Inc. and Casino Magic Corp., which reports appear in the Annual Report on Form 10-K of Hollywood Park, Inc. for the fiscal year ended December 31, 1998.

                                                             Arthur Andersen LLP

Los Angeles, California
March 30, 1999